FHLB
DES MOINES

SEPARATION AGREEMENT AND GENERAL RELEASE

THIS SEPARATION AGREEMENT AND GENERAL RELEASE ("Agreement") is made and entered into by and between Aaron Lee ("Employee" or "Mr. Lee") and the Federal Home Loan Bank of Des Moines (the "Bank").

RECITALS

A. Mr. Lee has been employed by the Bank in the position of General Counsel;

B. The Bank has terminated Mr. Lee's employment under the terms and conditions set forth below;

C. The Bank has voluntarily agreed to provide Mr. Lee with severance benefits as consideration for Employee signing this Agreement.

The purpose of this Agreement is to document and confirm the terms and conditions that have been discussed and agreed upon in connection with Employee's termination from the Bank. As specified below, the Agreement takes effect on the eighth day after the date Mr. Lee signs a copy of the Agreement without revocation and following the non-objection of the Federal Finance Housing Agency (the "Effective Date"). Those terms and conditions are as follows:

1. **Recitals.** All of the foregoing Recitals are true and correct and are hereby incorporated into this Agreement.

2. **Payment for Accrued Compensation.** The Bank terminates Mr. Lee's employment from the Bank effective September 15, 2022 ("Separation Date"). Employee's last working day in the Bank and Employee's rights and benefits as an employee cease to be effective on the Separation Date. Employee shall be paid on the next available pay day following the Separation Date all salary and earned but unused vacation through the Separation Date, less applicable deductions for taxes and benefits.

3. **Consideration.** Based upon Employee's acceptance, execution, and continuing compliance with the terms of this Agreement; the expiration of any right of rescission by Employee provided herein or at law; and contingent upon the non-objection of the Federal Finance Housing Agency; Employee will be paid following the Effective Date:

a. Severance Pay. Severance pay in the amount of Two Hundred Eleven Thousand Eight Hundred Forty-Six 00/100 Dollars ($211,846.00) which amount is equal to thirty-four (34) weeks of Employee's current annual salary. Severance will be paid in one lump sum payment on the first usual payroll following the Effective Date, with required deductions, as provided in Section 3.e., below. Payments made under this provision shall be direct deposited into a bank account provided by Employee.

b. Bank's Incentive Plan for 2022. Employee will receive a prorated amount equivalent to a percentage of the potential non-deferred target incentive for the year of termination in the amount of Seventy-Two Thousand Nine Hundred 00/100 Dollars ($72,900.00) which will be paid in one lump sum payment on the first usual payroll following the Effective Date, with required deductions, as provided in Section 3.e., below. Payments made under this provision shall be direct deposited into a bank account provided by Employee.

c. Unpaid Deferred Awards from Incentive Plans. Employee will be eligible to receive an incentive award equal to any unpaid, but not yet approved, deferred awards from Incentive Plans covering periods prior to the one in which the Separation Date occurred, with the amount of such awards being calculated in accordance with the terms and conditions of the applicable Executive Incentive Plan.

d. Continuation of Group Health, Dental and Vision Benefits. In addition to the severance pay, Employee may elect to continue coverage under the Bank's medical, dental and vision plans as provided by the health care continuation rights under the Bank's COBRA-like continuation program. If Employee elects to continue coverage, as further consideration, the Bank will pay its portion of the cost to the Employee of such continuation coverage for a period of six (6) months as if the Employee had continued in active employment. The Employee may continue coverage for an additional twelve (12) months for a total of eighteen (18) months.

e. Career Transition. The Bank will provide Employee with career transition services through Career Resources Group for one month. At its sole discretion, the Bank may extend this time if needed by the Employee.

f. Deductions. Employee acknowledges and agrees that the Bank will deduct from the payments made under this Paragraph 3 any applicable payroll deductions required by law, including, but not limited to, FICA, and state and federal income taxes per Employee's W4 forms.

4. **General Acknowledgments and Agreements.** Employee acknowledges and agrees that the foregoing monetary sums and other described benefits are being paid to Employee in full settlement of any and all claims Employee has, or may have against the Bank which relate to any matter which occurred in the past, up to the Separation Date, with the exception of those listed in Section 7 herein, and Employee further agrees that the severance pay and benefits in Sections 2 and 3, herein, are sufficient consideration for this Agreement. Employee will not seek any further compensation or relief for any claim, damage, costs, or

attorney's fees in connection with the matters encompassed by this Agreement. Employee acknowledges that Employee would not otherwise be entitled to any additional severance pay and that severance pay is only available as consideration for Employee's entry into this Agreement.

5. **Cooperation.** Employee agrees that, following the Separation Date, Mr. Lee will cooperate with any request the Bank may make for information and assistance with respect to any matter involving Mr. Lee during Mr. Lee's period of employment. Mr. Lee agrees to provide reasonable assistance to the Bank and its counsel and accountants in any financial audits or internal investigation involving securities, financial, accounting, or other matters, and in its defense of, or other participation in, any administrative, judicial, or other proceeding arising from any charge, complaint or other action which has been or may be filed relating to the period during which Mr. Lee was employed by the Bank. The Bank shall have no obligation to compensate Mr. Lee for any cooperation provided Employee in such assistance, except for reimbursement of any reasonable out-of-pocket expenses incurred in connection therewith, and further acknowledges that Mr. Lee will not be required to provide assistance that substantially interferes with Mr. Lee's pursuit of other employment opportunities.

6. **General Release.** In consideration of the payments, promises and covenants of the Bank contained herein, Employee hereby irrevocably and unconditionally releases, remises, and forever discharges the Bank and each of the Bank's owners, members, stockholders, agents, directors, officers, employees, representatives, attorneys, divisions, subsidiaries, affiliates, and its and their predecessors, successors, heirs, executors, administrators and assigns, and all persons acting on behalf of, by, through, under or in concert with any of them from any and all actions, causes of action, suits, debts, charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, and expenses (including attorneys' fees and costs), of any nature whatsoever, in law or equity, which Employee ever had, now has, or Employee's heirs, executors and administrators hereafter may have, from the beginning of time to the date Employee signs the Agreement, arising from, or otherwise related to, Employee's employment relationship with the Bank or the termination thereof, including, but not limited to, any claims arising from any alleged violation by the Bank of any federal, state or local statutes, ordinances or common laws, including but not limited to, the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq.; Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq.; the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., as amended by the Older Workers Benefit Protection Act; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the Equal Pay Act, 29 U.S.C. § 206(d) et seq.; the Fair Labor Standards Act of 1938, 29 U.S.C. §§ 201 et seq.; the Iowa Civil Rights Act of 1965, Iowa Code Chapter 216; Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; Iowa's Wage Payment Collection Act, Iowa Code Chapter 91A; any Employee handbook, policy manual or other documents outlining terms and conditions of employment, as well as any and all claims in tort or contract as of the Effective Date of this Agreement, and any claims in violation of the public policy of the State of Iowa. Nothing in the provisions of this Agreement that waive, release, and/or covenant not to sue apply to any action based on this Agreement, or to any of Employee's statutory claims, such as under workers' compensation, or unemployment compensation, or actions for vested pension or retirement benefits.

Employee expressly acknowledges this Agreement is intended to include in its effect, without limitation, any and all claims concerning Employee's employment with the Bank of which Employee knows or does not know, should have known, had reason to know or suspect existed in Employee's favor at the time of execution hereof. Employee recognizes this Agreement extinguishes any such claim or claims and that Employee has no legal recourse, now or in the future, against the Bank for any of the claims set forth herein.

Except as provided in Section 7 of this Agreement, Employee further agrees, promises and covenants that neither Employee, nor any person, organization or any other entity acting on Employee's behalf will file, charge, claim, sue or cause or permit to be filed, charged or claimed, any action for damages or other relief (including injunctive, declaratory, monetary relief or other) against Bank, its parents, affiliates and successors and its and their officers, directors, employees, agents and representatives, involving any matter which occurred in the past up to Employee's Separation Date, including any continuing effects thereof, or otherwise involving any claims, demands, causes of action, obligations, damages or liabilities which are the subject of this Agreement.

7. **Protected Activity.** This waiver and release does not affect those rights or claims that cannot be waived by law. 18 U.S.C. § 1833(b) states: "An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal." Accordingly, the Employer and Employee have the right to disclose in confidence trade secrets to Federal, State, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. Employer and Employee also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).

Nothing contained in this Agreement shall be interpreted to prevent Employee from filing administrative charges or from participating in or assisting the United States Equal Employment Opportunity Commission, the National Labor Relations Board or another federal or state agency in its investigation and pursuit of any matter which it deems appropriate. However, Employee understands and agrees that, by signing this Agreement, Employee is waiving any and all rights to reinstatement, damages, remedies, costs, attorneys' fees, or other individual relief as to any claims Employee has released and any rights Employee has waived as a result of Employee's execution of this Agreement.

8. **No Disclosure of Confidential Information.** Employee agrees and acknowledges that in the course of Employee's employment with the Bank, Employee has received, used, had access to, became familiar with and/or participated in the creation of, highly Confidential Information owned or possessed by the Bank and its clients, and/or involving the Bank personnel and personnel actions, and/or used in connection with the Bank business. Employee's employment has also included the provision of services to the Bank's Board of Directors, President and Chief Executive Officer, and Employee understands and acknowledges that the Bank and those individuals concerned have a legitimate interest in

preserving, as well as the legal right to preserve, the confidentiality of financial, and business information pertaining to any of them ("Confidential Information"). For purposes of this Agreement, "Confidential Information" includes, but is not necessarily limited to, information not generally known to the public that relates, directly or indirectly, to the financial, or business interests or activities of the Bank, any attorney-client privileged information in Employee's role as General Counsel of the Bank, or any personal or private interests of the Bank's employees, customers, its current or former Directors or officers.

Employee agrees, on behalf of Employee and Employee's heirs, representatives, successors, and assigns, that, in perpetuity, Employee will preserve the confidentiality of all this Confidential Information and will never disclose, misappropriate, use, or provide any Confidential Information to any third party, including, but not limited to, members of Employee's own family and anyone employed by or affiliated with the news media. For purposes of this Agreement, "disclosure" of Confidential Information includes, but is not necessarily limited to, any oral, written, or other transfer of Confidential Information, whether direct or indirect and whether in person, by telephone, by electronic communication including, but not limited to email, Internet or Web posting or blog, by participating in any media interviews, or by any other means, regardless of the reason or circumstances for such transfer.

Employee also agrees to immediately return to Bank all Bank property to the Bank including all confidential information (regardless of the form in which such confidential information is maintained) Employee has in Employee's possession and/or control.

Employee understands and acknowledges that any threatened or actual disclosure of Confidential Information in violation of this Agreement could cause irreparable harm to the Bank and to current or former employees, customers, directors, officers or related parties involved with the Bank and could lead to adverse consequences for Employee. Such adverse consequences could include, but are not necessarily limited to, the initiation of an action against Employee for injunctive relief to restrain any further disclosure of Confidential Information and to recover money damages.

Employee agrees that Employee's disclosure of any such information could be a violation of applicable law and cause irreparable damage to the Bank and its current or former employees or customers. Employee agrees that applicable law controls Employee's need to maintain confidentiality of said information and such law is not superseded by the terms of this Agreement. Nothing in this Agreement is intended to restrict Employee's future employment with any entity unrelated to the Bank or Employee's right to compete against the Bank.

9. **Breach.** Employee understands and acknowledges that the benefits and consideration provided to Employee under the terms of this Agreement are entirely dependent upon Employee's meeting all its requirements. Employee further understands and acknowledges that any threatened or actual breach of any of Employee's obligations under this Agreement could cause irreparable harm to the Bank and to current or former employees, customers, directors, officers or related parties involved with the Bank and could lead to adverse consequences for Employee. Such adverse consequences could include, but are not necessarily limited to, cessation of any payments identified in Sections 2 and 3 above. In addition, Employee understands and agrees that such damage resulting from Employee's

breach will be difficult or impossible to measure. Therefore, in the event of a violation or a threatened violation by Employee of the terms of this Agreement, which violation or threatened violation has been proven by a preponderance of the evidence in a court of competent jurisdiction, Employee hereby acknowledges and agrees that the Bank will have the right, in addition to all other remedies available to it at law or in equity, to affirmative or negative injunctive relief from a court of competent jurisdiction.

10. **Non-admission of Liability.** The payment of the severance pay and other benefits to the Employee is being made solely in consideration of this Agreement and shall not in any way be construed as an admission by the Bank of any wrongdoing or liability in connection with Employee's employment or termination of Employee's employment with the Bank. No statement in this Agreement or payment made pursuant to this Agreement constitutes, nor should it be deemed to constitute, an admission by the Bank of any violation of law or any wrongdoing whatsoever.

11. **Acknowledgment of Waiver of Claims under ADEA. Employee acknowledges and agrees that Employee is waiving and releasing any rights Employee may have under the Age Discrimination in Employment Act of 1967 ("ADEA"), and that this waiver and release is knowing and voluntary. Employee agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement.**

Employee acknowledges that Employee has received a copy of this Agreement for review and study and has had twenty-one (21) days for study and negotiation before being asked to sign it.

Employee acknowledges and agrees that Employee is advised by this writing that: (a) Employee should consult with an attorney prior to executing this Agreement; (b) Employee has seven (7) days following Employee's execution of this Agreement to revoke Employee's waiver and release of any rights Employee has under the ADEA; (c) this Agreement will not be effective until after that revocation period has expired; and (d) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Employee signs this Agreement and returns it to the Bank in less than the 21-day period identified above, Employee hereby acknowledges and agrees that Employee has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.

12. **Rescission.** To rescind this Agreement, Employee understands that Employee must send written notice of rescission to Katherine Steinke, Chief Human Resources Officer, Federal Home Loan Bank of Des Moines, 909 Locust Street, Des Moines, Iowa 50309 for receipt on or before the seventh day after signing this Agreement.

13. **Non-Disparagement.** Employee agrees not to disparage the Bank, not to communicate anything to any third party which may injure the Bank in its business dealings with customers, clients, employees, agents, vendors, suppliers, or in any way disparage or injure the name and reputation of the Bank or any current or former employees of the Bank.

14. **Agreement as to Confidentiality.** Employee acknowledges that, as a material condition of this Agreement, Employee will hold confidential the negotiation and existence of this Agreement, except as to disclosures required by law. Employee understands that Employee may disclose the same to members of Employee's immediate family, Employee's legal adviser and Employee's financial adviser and tax preparer. Employee understands that a breach of this provision by any of the aforementioned individuals shall be considered a breach by Employee. Employee understands and acknowledges that any threatened or actual disclosure of such information in violation of this Agreement could cause irreparable harm to the Bank and to current or former employees, customers, directors, officers or related parties involved with the Bank and could lead to adverse consequences for Employee. Such adverse consequences could include, but are not necessarily limited to, nonpayment of any of the amounts described in Sections 2 and 3 above, and the initiation of an action against Employee for injunctive relief to restrain any further disclosure and to recover money damages.

15. **Affirmations.** Except as otherwise provided in Section 7, Employee affirms that Employee has not filed, caused to be filed, and is presently not a party to any claim, complaint or action against the Bank in any forum or form. Employee also affirms that Employee has been paid and has received all leaves (paid or unpaid), compensation, wages, monies and/or benefits to which Employee might have been entitled and that no other leave (paid or unpaid), compensation, monies, stock, wages, bonuses or benefits are due to Employee except as provided in this Agreement. Employee further affirms that Employee has either been provided or has not been denied any leave protected under the law.

16. **Parties Benefited and Bound.** The rights and benefits under this Agreement are personal to Employee and such rights and benefits shall not be subject to assignment, alteration or transfer, except to the extent such rights and benefits are lawfully available to the estate, trusts or beneficiaries of Employee upon death. Employee agrees that this Agreement is binding upon and benefits both Employee and anyone who has or obtains any legal rights or claims through Employee. Employee agrees that Employee will fully indemnify and hold the Bank harmless for any money it is required to pay to any other person asserting any claim based on subrogation, derivation, or assignment that arises out of or relates to any claim released in this Agreement.

17. **Waiver.** Any failure by a party hereto to comply with any obligation, agreement, or condition herein may be expressly waived, but such waiver or failure to insist upon strict compliance with such obligation, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

18. **Governing Law.** This Agreement is made and entered into in the State of Iowa, and shall in all respects be interpreted, enforced and governed under the laws of Iowa. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

19. **Severability.** This Agreement should be interpreted as broadly as possible to achieve Employee's intention to resolve all of Employee's claims against the Bank. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning. However, in the event that a court of competent jurisdiction deems any provision hereof to be unreasonable, void or unenforceable, such provision(s) of this Agreement declared void, unreasonable or unenforceable shall be deemed revised to the

minimum amount necessary in order to be valid and enforceable, and if such provision(s) cannot be so revised, such provision(s) shall be deemed severed from the remainder of the Agreement, which shall continue in all other respects to be valid and enforceable.

20. **Amendment.** This Agreement may be amended only by a written document signed by Employee and the Bank.

21. **Entire Agreement.** This Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any and all prior agreements or understandings between the parties pertaining to the subject matter hereof.

22. **Construction.** The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

23. **Counterparts.** This Agreement may be signed in one or more counterparts, each of which when so executed shall be deemed an original and together shall constitute one and the same instrument.

24. **Employee's Acknowledgements.** Employee warrants, represents and agrees that Employee is not relying upon the advice of the Bank or its counsel as to the legal or income tax consequences of this Agreement. Employee represents and certifies that Employee has carefully read, and fully understands, all of the provisions and effects of this Agreement, and has had an opportunity to consult with an attorney. Employee further represents and certifies that Employee entered into this Agreement voluntarily and that neither the Bank nor its agents, representatives or attorneys, made any representations concerning the terms, interpretation or application of this Agreement other than those contained herein. Finally, Employee represents and certifies that Employee enters into this Agreement knowingly and voluntarily.

PLEASE READ CAREFULLY. BY SIGNING THIS DOCUMENT YOU ARE RELEASING ALL CLAIMS. YOU HAVE A PERIOD OF TWENTY-ONE (21) DAYS TO CONSIDER THIS AGREEMENT. IF YOU SIGN THIS AGREEMENT AND GENERAL RELEASE YOU WILL HAVE UP TO SEVEN (7) DAYS FOLLOWING THE DATE YOU SIGN IT TO REVOKE YOUR SIGNATURE. THE RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL A SEVEN (7) DAY PERIOD FOLLOWING EXECUTION OF THIS AGREEMENT HAS EXPIRED.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the Employee and the Bank have executed the foregoing Separation Agreement and General Release.

FEDERAL HOME LOAN BANK OF DES MOINES	EMPLOYEE
By: *[signature]*	*[signature]*
Katie Steinke	Aaron Lee

Chief Human Resources Officer

Date Signed: 9-29-2022 Date Signed: September 28, 2022

DOCS/2858288.2